Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 1, 2024, with respect to the financial statements of International Battery Metals Ltd. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Houston, Texas

April 17, 2025